Exhibit 4.14

 __________________________________________________________

SUPPLY AGREEMENT

 ________________________________________________

By and between

(1)    RECIPHARM PESSAC

and

(2)   FLAMEL TECHNOLOGIES

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is effective on December 1st, 2014 and is made by and between:

RECIPHARM PESSAC, a French Société par Actions Simplifiée under registration process and having its principal place of business at, rue Archimède, 33600 Pessac France, (“SUPPLIER”).

FLAMEL TECHNOLOGIES SA, registered under the laws of France under registration number 379 001 530 and having its principal office at Parc Club du Moulin à Vent, 33, avenue du Docteur Georges Lévy 69200 VÉNISSIEUX (“CUSTOMER”).

WHEREAS:

(A)	SUPPLIER is a contract manufacturing company, with the ability and capacity to Process any pharmaceutical products, directly in its own premises or in the premises of one of its Affiliates.

(B)	CUSTOMER is the owner of the rights pertaining to the manufacture and /or the marketing of various pharmaceutical products and is willing to have SUPPLIER as manufacturer of certain of its products.

(C)	The Parties entered into a transaction under various agreements and in particular a Master Agreement and a Quality Assurance Agreement, which shall govern the overall relations between the Parties with regard to the manufacture by SUPPLIER and supply to CUSTOMER of Products.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1	“Affiliates” means any corporation or other entity that controls, is controlled by, or is under common control with, a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interests of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2	“Applicable Laws and Regulations” with respect to each Product, has the meaning defined in the Quality Assurance Agreement and the applicable Product Requirements.

1.3	‘Business Day(s)’ means a day other than a Saturday, Sunday or a day on which banks are not open for business in France or the Country where the Services will be performed under this Agreement and the related Product Schedule;

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1.4	“Confidential Information” means any business, marketing, financial technical, scientific information, know-how, trade secrets or other information, in any form or medium disclosed by any Party pursuant to or in the course of this Agreement or any Product Schedule and whether disclosed orally or in writing which, at the time of disclosure, is either designated as confidential or proprietary (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential. Confidential Information includes, without limitation, all Intellectual Property Rights, Know-How or other information and products arising from or disclosed for implementing a Product Schedule or in the course of this Agreement, the terms and conditions of this Agreement and the fact of collaboration between the Parties.

1.5	“Disclosing Party” means the Party disclosing Confidential Information.

1.6	“Effective Date” means the date indicated above

1.7	“External Costs” means the amount paid by SUPPLIER or the SUPPLIER Affiliate for any Product specific materials, goods, supplies, and equipment of any nature for Supplying under the related Product Schedule when SUPPLIER or the related SUPPLIER Affiliate shall have not the resources, capacity or ability to provide such part of the Supply whatever this Person is deemed to be a subcontractor or not, and any tax to be invoiced to CUSTOMER under Applicable Law and Regulations.

1.8	“Force Majeure” has the meaning defined in the Force Majeure Section.

1.9	“Forecast” has the meaning set forth in Section 7.1.

1.10	“Intellectual Property Rights” means Confidential Information, Know-How, trade secrets, patent rights, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any part of the world.

1.11	“Know-How” means: (i) all technical information or data relating to the Products, whether protected by Intellectual Property Rights or not, including but not limited to technology, processes, specifications, formulas, procedures, techniques, practices and instructions of, and scientific, analytical and technical data and studies for, the synthesis, manufacturing, pharmaceutical processing, formulation, packaging, labelling storage and transportation of the Products; and (ii) non-clinical and clinical data and studies relating to the Products

1.12	“Internal Costs” means (i) fully allocated cost of Supplying the Products under the related Product Schedule, such fully allocated costs comprises direct costs incurred directly for the Supply of the related Products by SUPPLIER (including but not limited to labour, materials, goods and supplies) and indirect costs specifically allocable to Supplying the related Products by SUPPLIER (including but not limited to administrative labour costs, maintenance, insurance the part of depreciation allocated to assets used in the Supply of the related Product) ; such calculation being based upon accepted contract manufacturing industry standards and generally accepted accounting principles.

1.13	“Master Agreement” means the agreement entered into by and between the Parties on Effective Date where the Parties have agreed upon, among other things, overall conditions for supplying the Products.

1.14	“Parties” means CUSTOMER and SUPPLIER and “Party” means either CUSTOMER or SUPPLIER.

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1.15	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.16	“Price” with respect to each Product, means the amount payable for such the Supply of the Product, as determined in accordance with the prevailing provisions of the Master Agreement, the terms of Article 10 herein and the relevant Product Schedule.

1.17	“Product Requirements”, with respect to each Product, means the requirements for such Product, as specified in the relevant Product Schedule as the same may be updated from time to time in accordance with the Quality Assurance Agreement and the regulatory approved artwork.

1.18	“Product Schedule Effective Date” means, with respect to each Product Schedule, the date on which such Product Schedule becomes effective, as set forth in such Product Schedule.

1.19	“Product Schedule” means a schedule, in the form set forth in Exhibit 1, agreed, and signed by the Parties in accordance with Section 6.1.

1.20	“Product(s)” means the clinical product, intermediate product and/or finished product to be supplied pursuant to, and as detailed in, each Product Schedule and, in addition, the various forms and further developments which the same pharmaceutical Product may take.

1.21	“Quality Assurance Agreement” or “QAA” means the quality assurance agreement entered into by the Parties, a copy of which is attached hereto as Exhibit 2 as the same may be amended from time to time.

1.22	“Supply” means the manufacturing, packaging, testing, release, and delivery with respect of the Product to the extent, and as detailed in each Product Schedule.

1.23	“Receiving Party” means the Party to whom Confidential Information is disclosed.

1.24	“Term” means the period beginning on the Effective Date and continuing as set out in Article 18.

2.	CONSTRUCTION

2.1	Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. The headings of this Agreement are for convenience of reference only. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

2.2	If there is any inconsistency between a Product Schedule or an Exhibit and this Agreement, the terms of this Agreement shall govern. If there is any inconsistency between this Agreement and the terms of the Master Agreement, the terms of the Master Agreement shall govern.

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2.3	The Exhibits and the Product Schedules (as amended from time to time by agreement of the Parties in writing) form part of this Agreement and have the same force and effect as if expressly set out in the body of the Agreement. Any reference to the Agreement includes the Exhibits and the Product Schedules. Any breach of the Exhibits or Product Schedules shall be deemed as a breach of this Agreement.

3.	AMENDMENT

3.1	Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

4.	SUPPLY OF PRODUCTS

4.1	SUPPLIER agrees to Supply, and CUSTOMER agrees to purchase, the Products agreed in the Product Schedules under this Agreement.

5.	TECH TRANSFER

5.1	To the extent required, CUSTOMER shall disclose such part of its Intellectual Property Rights to SUPPLIER as is necessary and useful in the Supply of the Product to CUSTOMER. The Parties shall, if SUPPLIER deems it necessary, establish a joint project team, which shall manage the disclosure of Customer's Intellectual Property Rights in accordance with the technology transfer plan including the hand-over, setting out the activities of the technology transfer process, in order to secure the establishment of the Supply and quality control of the Products at SUPPLIER’s facilities, as specified in the applicable Service Schedule, and agree on any changes to the Product Requirements prior to commencement of the Supply of the Product. After the completion of the technology transfer and the above activities, the joint project team will be dissolved. The Parties shall allocate sufficient resources to perform the above activities. CUSTOMER shall remunerate SUPPLIER for its reasonable activities and any start-up costs as agreed by the Parties.

5.2	CUSTOMER disclosing its Intellectual Property Rights is responsible for such rights not infringing on any third party Intellectual Property Rights; SUPPLIER shall be held indemnified and compensated for any such additional costs arising from any infringement claim from said third party.

6.	PRODUCT SCHEDULES

6.1	The Parties agree to conclude a separate Product Schedule for each Product which shall be governed by the general conditions of this Agreement unless otherwise agreed specifically in the relevant Product Schedule. This Agreement sets forth the terms and conditions under which SUPPLIER shall Supply, and under which CUSTOMER shall purchase Products pursuant to the applicable Product Schedules. SUPPLIER’s engagement for Supply shall be on an exclusive basis, unless otherwise agreed in the Product Schedule

6.2	In order to comply with the terms and conditions of the Master Agreement, the Parties agree to identify for each Product and shall allocate in each Product Schedule the Internal Costs and the External Costs of SUPPLIER in the price for the Supply of the Product. The Parties shall identify and amend the allocation of the price when a change is implemented in the Supply of the Product as referred to in clauses 15 and 16 herein.

6.3	Any number of Product Schedules may be executed pursuant to this Agreement during the Term.

6.4	Each Product Schedule will operate for the term specified in the Product Schedule, unless earlier terminated in accordance with Article 18.

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7.	FORECASTING FOR COMMERCIAL PRODUCT

7.1	Unless otherwise agreed by the Parties in writing in the applicable Product Schedule, and when the Parties shall agree to have SUPPLIER delivering Products on a commercial basis, CUSTOMER shall, each month, provide SUPPLIER with a non-binding work plan related to each Product Schedule for the following twelve (12) month period (“Forecast”). The Forecast submitted in September each year shall however cover fifteen (15) months, if the term of the Service Schedule continues for the following year, and shall comply with such specific terms and conditions the Parties may agree in the related Product Schedule.

7.2	CUSTOMER shall be entitled to modify the quantities set forth in the Forecast until an applicable purchase order is approved by SUPPLIER. Following SUPPLIER’s approval of such purchase order and, subject to the minimum volume of Products the Parties may agree in the Product Schedule, the Forecast quantities may be varied by CUSTOMER by not more than fifteen percent (15%) from the amount set forth in each approved purchase order.

7.3	SUPPLIER shall without delay notify CUSTOMER if SUPPLIER does not have the capacity to deliver Products in accordance with the Forecast.

7.4	SUPPLIER shall base the planning and purchasing of raw materials/packaging components upon Forecasts provided by CUSTOMER. Even though the Forecast is non-binding, SUPPLIER may use the Forecast to plan and buy raw materials. Specific raw materials bought in accordance with a Forecast, which SUPPLIER is not able to use within the Term or beyond the termination of the related Product Schedule may be sold at its purchase price to CUSTOMER or scrapped at reasonable costs, at CUSTOMER’s written request and at CUSTOMER’s costs. These raw materials will be kept at SUPPLIER's warehouse, unless otherwise agreed between the Parties and in accordance with the Applicable Laws and Regulations.

8.	PURCHASE ORDERS

8.1	When the Parties shall agree to have SUPPLIER delivering Products on a commercial basis, SUPPLIER shall have the responsibility to deliver Products according to CUSTOMER written purchase orders when confirmed by SUPPLIER as described hereunder.

8.2	CUSTOMER shall send written purchase orders for each Product to SUPPLIER. Such purchase orders shall be sent no less than four (4) months before the expected delivery date, unless otherwise agreed in the related Product Schedule. SUPPLIER shall confirm the receipt of the purchase order as well as confirm a delivery date within twenty (20) calendar days after receipt. SUPPLIER shall always be allowed the minimum lead-time specified in the relevant Product Schedule.

8.3	Any deviation from the confirmed delivery date is to be communicated to CUSTOMER as soon as possible in order to enable CUSTOMER to take necessary action to minimize any negative effects in the market.

8.4	CUSTOMER shall inform SUPPLIER of any major changes in the market or other information, which may have impact on Forecast or/and purchase orders.

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9.	DELIVERY AND TITLE

9.1	SUPPLIER shall Supply each Product ordered by CUSTOMER Ex Works SUPPLIER’S Pessac plant Incoterms 2010 unless otherwise specifically agreed in the related Product Schedule and in accordance with the terms set out in the confirmed order.

9.2	Title to the Products shall pass to CUSTOMER upon delivery and payment. Risk of the Product shall pass to CUSTOMER upon delivery.

10.	PRICE

10.1	The Parties agree and undertake to determine the Price for the Supply of the Products in accordance with applicable provisions of the Master Agreement and such price of the Supply for each Product shall be allocated in accordance with clause 6.2 hereinabove

10.2	The Price is exclusive of value added tax, which, if payable, shall be borne and paid by CUSTOMER against the provision by SUPPLIER of an appropriate invoice.

10.3	The Prices will be revised annually in good faith, not later than 30 September, and any change shall become effective as from 1 January the following year, in accordance with the public index as published by the French Ministry of Labour named “Indices de salaires mensuels de base de l'ensemble des salaries de l’industrie pharmaceutique (base 100 en décembre 2008)” (Price indexes for monthly salaries of the personnel in the pharmaceutical industry (base 100 in December 2008)). Month of reference for this index for this Agreement is September 2013= 111,6. http://www.leem.org/article/les-indices-des-salaires-de-lindustrie-pharmaceutique , subject to the price increase being limited to a maximum of 3%.

10.4	. Notwithstanding Section 10.3, if changes in manufacturing and production costs and material prices as defined in the Price Review Parameters in the Product Schedule materially increase or decrease the cost required to perform the Supply Services, SUPPLIER shall provide CUSTOMER with a quotation, showing the equitable adjustments that should be made to the Price to reflect the increase, and, if the Parties agree on terms, the Product Schedule and the Price shall be amended accordingly.

11.	PAYMENT AND INVOICING

11.1	SUPPLIER shall issue an invoice at delivery of Products to CUSTOMER for the applicable Price for the Products delivered to CUSTOMER. The invoice shall contain a reference identifying the CUSTOMER purchase order as well as the relevant CUSTOMER Product article number.

11.2	All invoices shall be payable in full within thirty (30) days following the date of issue of the invoice. If the undisputed invoice is not paid within this timeframe, penalty interest plus recovery charges shall be charged to CUSTOMER in accordance with the Applicable Laws and Regulations.

12.	SHORTFALLS, DAMAGES & DEFECTS

The terms and conditions of this Article 12 shall apply only when the Parties shall agree to have SUPPLIER delivering Products on a commercial basis.

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12.1	If any shipment of Product delivered by SUPPLIER contains any damage, shortage or defect of the Product due to SUPPLIER’s breach of this Agreement, CUSTOMER shall notify SUPPLIER a) within twenty (20) days of receipt of such shipment if such damage, shortage or defect can be ascertained by the exercise of reasonable diligence upon examination by CUSTOMER on receipt of such shipment, or b) within ten (10) days after discovery of the same if such damage, shortage or defect cannot be ascertained by the exercise of reasonable diligence upon examination by CUSTOMER on receipt of such shipment (including non conformities relating to stability).

12.2	If there is any defect in or damage to any Product delivered by SUPPLIER due to acts or omissions of SUPPLIER (“Non-Conforming Product”), SUPPLIER shall at CUSTOMER’S option without any undue delay either;

12.2.1	replace the Non-Conforming Product with conforming Product, at SUPPLIER’s expense; or

12.2.2	refund to CUSTOMER the cost paid to SUPPLIER by CUSTOMER for such Non-Conforming Product, or, if the invoice has not been paid, cancel the invoice and the Minimum Yearly Volume is not increased by such refunded amount or amount of such cancelled invoice for the Year where the related Non-Conforming Product is to be recorded as referred to in the Master Agreement.

12.3	If a dispute arises between the Parties as to any claimed damage or defect in the Product or shortage of Products delivered, which cannot be resolved by the Parties within thirty (30) days of a claim being notified by CUSTOMER to SUPPLIER, either Party may require that the matter in dispute be referred to an independent expert (such as an independent testing laboratory) selected by agreement of the Parties. Such referral will be solely for the purpose of establishing whether or not there is any shortage, damage or defect (as the case may be) in the relevant Product delivered by SUPPLIER to CUSTOMER. Except in the case of fraud or manifest error on the part of such independent expert, the decision of such independent expert will be binding upon the Parties. If the independent expert decides there was no shortage, damage, or defect in the Product in question, the costs of the independent expert will be borne by CUSTOMER. In all other circumstances, the costs of the independent expert will be borne by SUPPLIER. In case the Parties are not able to agree on appointment of the independent expert, the Parties agree to submit the dispute to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce.

12.4	SUPPLIER shall indemnify CUSTOMER for damages in relation to or arising solely out of any breach of this Agreement by SUPPLIER.

12.5	Any and all liability of SUPPLIER to CUSTOMER howsoever arising in respect of this Agreement and its performance under a Product Schedule shall be limited to an amount equal to one hundred (100) per cent of the amount to be reasonably received by SUPPLIER from CUSTOMER under the related Product Schedule for the calendar year when the matter giving rise to such loss or damage has occurred.

12.6	Save as set out in this Agreement SUPPLIER makes no warranty of whatsoever nature in respect of the Supply of the Product and all conditions, warranties stipulations or other statements as to the Products or defects therein, including (but without limiting the foregoing) the efficacy toxicity or safety of the Product, or its satisfactory quality performance or fitness for purpose, whether express or implied, by statute common law or otherwise howsoever, are hereby excluded to the fullest extent permissible by Applicable Laws and Regulations.

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12.7	CUSTOMER shall indemnify SUPPLIER for damages in relation to or arising out of any breach of this Agreement by CUSTOMER or any product liability claim on SUPPLIER which is not a result of SUPPLIER’s breach of this Agreement.

12.8	The Party claiming an indemnification for damages hereunder must promptly notify the other of any claim, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other party and shall co-operate fully with the other party in the handling of any such claim.

12.9	Neither Party shall in no circumstances be liable to the other Party nor any third party for any consequential or indirect loss or damage or loss of profit of whatsoever nature including (but not limited to) damage to goodwill, loss of market share, existing or prospective nor the cost of any delay of any regulatory programme.

13.	QUALITY

13.1	In Supplying Product to CUSTOMER, SUPPLIER shall comply with all of the provisions and requirements of the Product Schedule, Quality Assurance Agreement and the Applicable Laws and Regulations.

13.2	SUPPLIER and CUSTOMER agree to cooperate in attempting to resolve all product quality complaints as set out in the Quality Assurance Agreement.

14.	PRODUCT RECALL

14.1	CUSTOMER shall have sole discretion over whether and under what circumstances to require the recall of batches of Product. In the event that a recall of a batch from sale is necessary as a result of the fault or negligence of SUPPLIER, SUPPLIER shall be responsible for all direct costs relating thereto. CUSTOMER shall bear the costs of SUPPLIER for any recall in any other circumstances.

15.	PRINTED PACKAGING AND ARTWORK

15.1	SUPPLIER shall, at CUSTOMER’s cost, be responsible for the handling of artwork on the printed packaging, if agreed with CUSTOMER.

15.2	Subject to the provision of clause 6.2 on allocation of price, SUPPLIER shall, at CUSTOMERS’ cost, be responsible for printing plates used for printed packaging materials, if agreed with CUSTOMER.

15.3	CUSTOMER is responsible to make sure that said artworks are not infringing any third party intellectual property rights in the relevant countries of Supply and commercialisation and are in accordance with the Applicable Laws to the commercialisation of the Products in the relevant countries/territories.

16.	REMUNERATION AND RESPONSIBILITIES FOR CHANGES OF PRODUCT

16.1	Subject to the provision of clause 6.2 on allocation of price, costs for any change of the Product shall be included in the Price, except in the following cases where remuneration for such costs shall be additional reimbursed by CUSTOMER to SUPPLIER:

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16.1.1	when the changes are initiated by CUSTOMER, then SUPPLIER shall be remunerated by CUSTOMER for its costs for necessary services and materials needed to perform such change (including remuneration for waste or scrapped);

16.1.2	when external circumstances, due to reasons out of SUPPLIER’s control, e.g. governmental authorities’, EU or similar organisations, whether regional or global directives or regulations, or other third parties decisions, or changes, are issued which require changes of the Product; the Parties will meet to discuss and resolve the external issue and negotiate the changes to be made prior to implementation; and if changes, of said circumstances, are decided to be made by CUSTOMER then CUSTOMER shall remunerate SUPPLIER for its costs; and

16.1.3	when the changes in sub-sections 16.1.1 and 16.1.2 result in changes in production costs, the Parties shall agree on any Price adjustment prior to implementation of such changes.

16.2	If CUSTOMER or any third party or regulatory authority initiates a change the Parties shall in good faith plan for the change in order to minimize the cost of waste.

17.	ADDITIONAL REPRESENTATIONS AND WARRANTIES

17.1	SUPPLIER represents and warrants to CUSTOMER that;

17.1.1	SUPPLIER will inform CUSTOMER promptly in writing of any event, which in the reasonable judgment of SUPPLIER may adversely affect (i) SUPPLIER’s ability to Supply the Products or (ii) the suitability of the Products for CUSTOMER’s use.

17.2	CUSTOMER represents and warrants that;

17.2.1	it has and will maintain throughout the term of this Agreement appropriate regulatory approvals for the Product and it has notified SUPPLIER of any special requirements in respect of record-keeping that may be necessary to comply with CUSTOMER’s adverse event, Product defect or recall procedure and that it shall notify SUPPLIER of any hazards to the health or safety of any personnel of SUPPLIER or the possibility of cross contamination of any other products being manufactured or stored by SUPPLIER and CUSTOMER shall keep SUPPLIER so advised throughout the continuance of this Agreement, whether such hazards or possibilities are inherent in the Product or otherwise.

18.	TERM AND TERMINATION

18.1	The termination of this Agreement is subject to the provisions of the Master Agreement, especially with regard to the Initial Term as referred to in said Master Agreement and such clause related to the Minimum Yearly Volume.

18.2	Without prejudice to the provisions of the Master Agreement related to the Minimum Yearly Volume, any Product Schedule individually, may be terminated immediately by either Party upon notice to the other Party as follows:

18.2.1	in the event of a material breach of this Agreement by the other Party, where such breach is capable of cure and measures to initiate the cure has not begun within thirty (30) days after notice of such breach;

18.2.2	in the event of a material breach of this Agreement by the other Party where such breach is not capable of cure; and
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18.2.3	if the other Party shall file in any court or agency, pursuant to any statute or regulation of any country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

18.3	Without prejudice to any other rights or remedies which either Party may have, upon the termination of this Agreement, or a Product Schedule howsoever the same occurs, each Party shall;

18.3.1	immediately pay to the other Party all undisputed sums which at the date of termination are due and payable to the other Party under this Agreement or the relevant Product Schedule;

18.3.2	immediately cease all use of any property of the other Party, including any Intellectual Property Rights of the other Party under this Agreement or the relevant Product Schedule; and

18.3.3	the Parties shall fulfil the obligations provided in clause 7.4; and

18.3.4	within twenty eight (28) days of such termination, return to the other Party any property of the other Party in its possession, custody or control, including all Confidential Information of that Party and copies of it under this Agreement or the relevant Product Schedule; provided, however, that a Party may retain one (1) copy of the other Party’s Confidential Information in order to ensure compliance with its obligations set forth in this Agreement.

18.4	Articles 1, 2, 14, 19, 21 and 23 and this Section 18.4 will survive expiration or termination of this Agreement, and howsoever the same occurs.

19.	NATURE OF AGREEMENT

19.1	Neither Parties shall assign, transfer or sub-contract any of its rights or obligations under this Agreement or any Product Schedule without obtaining the prior written consent of the other Party; except that, either Party may assign the benefit or burden of this Agreement to any Affiliate, with sufficient capacity and economic strength for such an obligation, without the need to obtain such consent.

19.2	The Parties are independent contractors and none of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties. No Party shall have any authority, nor hold itself out as having any such authority, to bind any other Party in any way.

19.3	Save where specifically stated to the contrary in this Agreement or in any Product Schedule, each Party shall bear its own costs in entering into and performing its obligations under the Agreement and any Product Schedule.

19.4	Each Party warrants to the other that it has the authority to enter into this Agreement and any Product Schedule and perform its obligations under this Agreement and any Product Schedule.

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19.5	This Agreement and each Product Schedule are governed by the Master Agreement for the duration of said Master Agreement and subject to the provisions of the Master Agreement contain the entire agreement between the Parties with respect to its subject matter, supersedes all previous agreements or understandings with respect thereto and may not be modified except by an instrument in writing signed by the duly authorized representatives of the Parties.

19.6	No failure or delay by either Party in exercising any of its rights under this Agreement or a Product Schedule shall be deemed to be a waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement or the relevant Product Schedule shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

19.7	If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement; (b) all other provisions of this Agreement shall remain in full force and effect; and (c) the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

19.8	All notices required under the terms of this Agreement or any Product Schedule shall be in writing and shall be validly given if sent by recorded delivery mail or courier service to the respective person as set out below, or such person as may be notified by one Party to the other in writing from time to time. All notices shall be deemed to have been received three (3) Business Days after they are sent.

For: CUSTOMER :	FLAMEL TECHNOLOGIES

Address:	Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
69200 VÉNISSIEUX, FRANCE

For the attention of:	Président Directeur Général

With a copy to:	Sr. Vice President, General Counsel

For: SUPPLIER:	RECIPHARM PESSAC

Address:	rue Archimède, 33600 PESSAC, France

Facsimile:	+ 33 5 56 36 58 91

For the attention of:	Président

With a copy to:	RECIPHARM AB (publ)

Address	Lagervägen 7, SE-136 50 Jordbro, Sweden

Facsimile:	0046 8 81 87 03

For the attention of:	Legal

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20.	INSURANCE

20.1	During the duration of this Agreement, and for three (3) years thereafter, each Party represents and warrants to the other Party that it has insurance coverage with a reputable insurance company of a type and amount typical in the pharmaceutical business and industry sufficient to secure the performance of its obligations hereunder.

20.2	Each Party shall provide evidence of such insurance whenever reasonably requested by the other Party. The Parties covenants and agrees not to do or to omit any matter or thing which may prejudice or render voidable such insurance.

20.3	Any raw materials supplied by CUSTOMER shall be and at all times remain at the risk of CUSTOMER, and CUSTOMER shall insure such raw materials to their full replacement value while on SUPPLIER’s premises unless and until they are incorporated into Products. Notwithstanding the foregoing, SUPPLIER shall be responsible for any loss or damage to CUSTOMER’s raw materials to the extent such loss or damage was due to the negligence of wilful misconduct of SUPPLIER or fire or any other natural disaster at SUPPLIER’s Facility as covered under SUPPLIER’s insurance .

21.	CONFIDENTIALITY

21.1	Except as otherwise provided in this Agreement, any Confidential Information, which is disclosed by or on behalf of a Disclosing Party to the Receiving Party will remain the property of the Disclosing Party.

21.2	The Receiving Party undertakes:

21.2.1	to use the Confidential Information solely and exclusively for the purposes of this Agreement (or such other purpose as is agreed in writing between the Parties at the time of disclosure), and not to use the Confidential Information for any other purpose whatsoever, including the development, manufacture, marketing, sale or licensing of any process or product or any other commercial purpose anywhere in the world, unless the Parties enter into an agreement specifying otherwise; and

21.2.2	to maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any other company, organisation, individual or third Person, except as permitted by Section 21.3.

21.3	Notwithstanding Section 21.2, the Receiving Party may disclose Confidential Information to any of its Affiliates, and its and its Affiliate’s directors, employees and professional advisers who need to know the Confidential Information in order to fulfil the purpose of this Agreement, provided that the Receiving Party procures that prior to such disclosure, each such Person to whom Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement, and adheres to these terms as if it were a party to this Agreement.

21.4	The provisions of Section 21.2 will not apply to any Confidential Information which the Receiving Party can demonstrate, to the reasonable satisfaction of the Disclosing Party;

21.4.1	was already in the possession of the Receiving Party or any of its Affiliates and at the Receiving Party’s or any of its Affiliates’ free use and disposal or in the public domain (through in each case no fault of the Receiving Party or any of its Affiliates or no breach of this Agreement by the Receiving Party) prior to its disclosure by the Disclosing Party under this Agreement; or

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21.4.2	is purchased or otherwise legally acquired by the Receiving Party or any of its Affiliates at any time from a third Person having and the right to disclose it; or

21.4.3	comes into the public domain, otherwise than through the fault of the Receiving Party or any of its Affiliates; or

21.4.4	is independently generated by the Receiving Party or any of its Affiliates without any recourse or reference to the Confidential Information.

21.5	The obligations of each Party in this Section will survive for a period of ten (10) years after the date of expiration or termination of this Agreement.

22.	FORCE MAJEURE

22.1	In the event any Party is delayed or hindered in or prevented from the performance of any act required hereunder by reason of a Force Majeure Event, then performance of such act will be excused for the period of such delay, provided however, that such Party shall exert its reasonable efforts to overcome such Force Majeure Event and to resume performance of its obligations in a timely manner.

22.2	Notice of the commencement and ending of such Force Majeure Event will be provided by such Party to the other Party within ten (10) Business Days. Any timeline or milestone obligations of such Party affected by the Force Majeure Event will be extended for a period of time equal to the number of days of the delay, provided however that, but subject to the provisions of the Master Agreement, especially with regard to the Initial Term as referred to in said Master Agreement and such clauses related to the Minimum Yearly Volume, in the event that a Party is unable to overcome any Force Majeure Event within: (i) sixty (60) Business Days, the other Party may terminate Product Schedules under which the affected Supply are being provided or, (ii) beyond the Initial Term, terminate this Agreement if all Product Schedules have been terminated. In case the Product Schedule is then terminated by CUSTOMER because SUPPLIER is unable to overcome the related Force Majeure Event, the Minimum Yearly Volume for the Year where the related Product Schedule is recorded as referred to in the Master Agreement shall be reduced by the price for the related Product Schedule.

23.	GOVERNING LAW AND DISPUTES

23.1	The interpretation and construction of this Agreement shall be governed by the substantive laws of France.

23.2	In the event that agreement on a matter cannot be reached within thirty (30) days (or sooner, if required), the Parties shall first try to settle their differences amicably between themselves. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice, appropriate representatives of the Parties shall meet for attempted resolution by such bona fide negotiations.

23.3	Except as set forth in Section 12.3, if the representatives of the Parties empowered to settle a dispute are not able to close the dispute within forty (40) days from the date of the written notice, the Parties shall then refer the dispute to proceedings under the ICC Mediation Rules. If the dispute has not been settled pursuant to the said Rules within sixty (60) days following the filing of a Request for Mediation or within such other period as the Parties may agree in writing, such dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration. The language used in the arbitration proceedings shall be English.

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24.	COUNTERPARTS

24.1	This Agreement is executed in two (2) counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

SIGNED for and on behalf of SIGNED for and on behalf of

SIGNED for and on behalf of	SIGNED for and on behalf of
Recipharm Pessac	Flamel Technologies

Signature	Signature

Name:	Name:

Title:	Title:

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Exhibit 1 Form Product Schedule

Product Schedule No [X]

for Supply of [PRODUCT]

TO THE SUPPLY AGREEMENT DATED [YYYYMMDD] (“Agreement”), entered into between:

(1)	Recipharm X [INSERT APPLICABLE COMPANY], registered under the laws of [INSERT COUNTRY] under registration number [INSERT NUMBER] and having an office at [INSERT ADRESS], (“SUPPLIER”).

(2)	FLAMEL TECHNOLOGIES SA, a French Société Anonyme with the registered number 379 001 530 and having its principal office at Parc Club du Moulin à Vent, 33, avenue du Docteur Georges Lévy 69200 VÉNISSIEUX (“CUSTOMER”).

This Product Schedule is made effective as of [...] (the “Product Schedule Effective Date”) and shall continue in effect for a Term of sixty (60) months with prolongation as set out in Article 18 of the Agreement. This Product Schedule is entered pursuant to, and is subject to all of the terms and conditions contained in the Agreement. Together, this Product Schedule and the Agreement form a binding agreement between the Parties in relation to the details set out in this Product Schedule.

This Product Schedule consists of the following parts

Part A	Product and Product Requirements

Part B	Pricing and Payment

PART A: PRODUCT AND PRODUCT REQUIREMENTS

1.	Product

[...]

2.	Product Requirements

[refer to relevant PR in the QAA]

3.	Minimum lead time. The minimum lead time for delivery of Product shall be at least four (4) months.

4.	Applicable Law and Regulation, GMP, for the Product shall be [COUNTRY]

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PART B: PRICING AND PAYMENT

1.	Price

2.	Invoice address;

_________________________________

_________________________________

_________________________________

_________________________________

_________________________________

3.	Price Review Parameters

The price review shall take into consideration volumes forecasted, verified changed costs for raw material and other material, labour costs and other manufacturing costs. The purpose of the price revision is to change the Price according to the change in SUPPLIER’s manufacturing costs.

4.	Compensation in case of CUSTOMER termination according to Article 18.3

The compensation payable under Section 18.3 will be;

(a)	the Price for any stock of the Product not yet released and delivered to CUSTOMER; and

(b)	the volumes of Product in progress;

(c)	SUPPLIER’s direct costs for raw materials and other materials in SUPPLIER’s stock at the date of such termination and purchased for the use in the Supply of theProduct. The compensation under this sub-paragraph (b) is given provided that;

(i)	the volumes of raw materials and other materials are within CUSTOMER's latest forecast;

(ii)	the raw materials and other materials cannot reasonably be used for other purposes by SUPPLIER; and

(iii)	CUSTOMER is entitled to collect such raw materials and other materials for its own use or sale, without additional charge.

This Product Schedule is executed by the authorized representatives of the Parties as of the date first written above.

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IN WITNESS WHEREOF, the Parties have executed this Product Schedule on the Product Schedule Effective Date.

SIGNED for and on behalf of	SIGNED for and on behalf of

Recipharm [...]	[...]

Signature	Signature

Name: [NAME]	Name: [NAME]

Title: General Manager	Title: [TITLE]

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Exhibit 2 Quality Assurance Agreement

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